Exhibit 10.5

SECOND AMENDMENT TO AGREEMENT

THIS AMENDMENT, made effective March 1, 2011, by and between Audio Products International Corp., a company incorporated pursuant to the laws of Ontario (“API”), a wholly owned subsidiary of Klipsch Group, Inc. (“KGI”) and Oscar Bernardo (“Employee”).

WITNESSETH THAT:

WHEREAS, Audiovox Corporation (“Audiovox”), through its wholly owned subsidiary, Soundtech LLC, has purchased or will purchase all of the issued and outstanding stock of KGI; and

WHEREAS, API and Employee have executed an Agreement effective August 8, 2006 and Amendment effective July 1, 2009 (the “Agreement”), whereby Employee is employed by API; and

WHEREAS, Employee desires to continue in the employ of API and has agreed to amend and add a certain provision to the Agreement;

NOW, THEREFORE, in consideration of continued employment and the mutual covenants and agreements contained herein and other good and adequate consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.Section 2.7 as follows is added to the Agreement:

2.7	Employee shall have the following described Put Option:

Commencing on March 1, 2011, the cumulative after tax net profit or loss of the KGI will be calculated on a monthly basis according to GAAP and will bear interest at the same per annum rate that Audiovox is receiving from its lead bank.

Employee may at the end of any month following the 30th month anniversary of the definitive agreement between Soundtech LLC and KGI, request KGI to pay him in one lump sum up to 80% of .25% of the aggregate cumulative after tax net profit or loss of KGI (the “Put Price”), and KGI will pay such amount to Employee.  Such a request may not be made within 60 months of Employee’s previous request.

Any unpaid Put Price will be paid promptly to Employee or his heirs as the case may be if Employee’s employment is terminated for any reason.

Illustration (not accounting for interest):

Commencement value-0-
Net profits after 12 months$10,000,000
Put Price (.25%)$25,000
Net loss in 13th month$1,000,000
Put Price (.25%)$22,500

2.	All other terms, conditions and provisions of the Agreement not specifically amended by this Second Amendment shall remain in full force and effect, and shall be incorporated by reference.

3.	The provisions of this Amendment shall be effective March 1, 2011.

IN WITNESS WHEREOF, the parties have duly executed this Second Amendment.

AUDIO PRODUCTS INTERNATIONAL

By: /s/ Fred Klipsch

Fred Klipsch, CEO

/s/ Oscar Bernardo

Oscar Bernardo, Employee